Exhibit 99.1
Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

VOLUNTARY ANNOUNCEMENT

This is a voluntary announcement made by MGM China Holdings Limited (the “Company”, together with its subsidiaries, the “Group”) in relation to the financial assistance from MGM Resorts International (“MRI”), the controlling shareholder of the Company.

Reference is made to the announcement of the Company dated November 11, 2022, (the “2022 Announcement”) whereby on November 10, 2022, the Company entered into a loan agreement with MRI (the “Facility Agreement”), pursuant to which MRI agreed to make available a subordinated revolving loan facility in United States dollars (“USD”) in an amount of up to USD750 million (the “Commitment”).

The board of directors (the “Board”) of the Company announces that, on March 15, 2024, the Company executed a letter with MRI, in which the parties mutually agreed to the terms of therein, detailing the voluntary cancellation of the whole USD750 million unutilized commitment under the Facility Agreement (the “Cancellation Letter”). The Facility Agreement is terminated on March 20, 2024 (the “Effective Date of Cancellation”), and no party shall be liable to the other, except for the obligation of payment of the commitment fee pursuant to the relevant terms under the Facility Agreement, which will survive the termination of the Facility Agreement.

As disclosed in the 2022 Announcement, the Facility Agreement was intended to meet the then future working capital and funding needs of the Company. Nonetheless, the Company’s revenue recorded a substantial increase in 2023, which was underpinned by a significant recovery in the markets the Company operates in following the easing of COVID-19 travel restrictions to Macau which began in late 2022. The Company is thus in a position where drawing on the facility provided by MRI is not commercially necessary. Given that the entire facility amount remains unutilized as of this date, the Board considers that the cancellation of the Facility Agreement is fair, reasonable and in the interests of the Company and its shareholders as a whole.

As at the date of this announcement, MRI beneficially owns approximately 56% of the issued share capital of the Company. MRI is a connected person of the Company, and the transaction contemplated previously under the Facility Agreement constituted a connected transaction of the Company under Chapter 14A of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”). As the facility was conducted on normal commercial terms or better and was not secured by the assets of the Group, the facility and the cancellation are fully exempted from shareholders’ approval, annual review and all disclosure requirements pursuant to Rule 14A.90 of the Listing Rules.
By order of the Board
MGM China Holdings Limited
Antonio MENANO
Company Secretary

Hong Kong, March 20, 2024

As at the date of this announcement, our directors are Pansy Catilina Chiu King HO, William Joseph HORNBUCKLE, John M. MCMANUS, Jeny LAU, and Kenneth Xiaofeng FENG as executive directors; Daniel J. TAYLOR, Ayesha Khanna MOLINO and Jonathan S. HALKYARD as non- executive directors; and Sze Wan Patricia LAM, Russell Francis BANHAM, Simon MENG and Chee Ming LIU as independent non-executive directors.

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